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                                                                    Exhibit 23.0


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Octel Communications Corporation:


We consent to incorporation by reference in the registration statement Nos. 33-22121, 33-33568 and 33-38888 on Form S-3 and Nos. 33-26343, 33- 49046 and
33-56510 on Form S-8 of Octel Communications Corporation and subsidiaries of our report dated July 25, 1996, relating to the consolidated balance sheets of Octel Communications Corporation and subsidiaries as of June 30, 1996, and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, and the related financial schedule, which report appears in the June 30, 1996 annual report on Form 10-K of Octel Communications Corporation.



                                       /s/ KPMG PEAT MARWICK LLP
Palo Alto, California
September 9, 1996